MOORE STEPHENS ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC  Canada   V6J 1G1
Telephone:  (604) 737-8117  Facsimile: (604) 714-5916
www.ellisfoster.com




CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the use in the Registration Statement of AMP Productions, Ltd. (a development stage company) on Pre-Effective Amendment No. 4 to the Form SB-2 No. 333-106291 of our Auditors' Report, dated April 10, 2003, on the balance sheet of AMP Productions, Ltd. (a development stage company) as at March 31, 2003 and the related statements of operations and deficit accumulated during the development stage, cash flows, and stockholders' equity for the period from inception on February 27, 2003 to September 30, 2003.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.


                                "MOORE STEPHENS ELLIS FOSTER LTD."
Vancouver, Canada                       Chartered Accountants
December 15, 2003